Exhibit 10.25

UNITED STATES OF AMERICA
CONSUMER FINANCIAL PROTECTION BUREAU

ADMINISTRATIVE PROCEEDING
File No. 2017-CFPB-0002

In the Matter of:	CONSENT ORDER

TransUnion Interactive, Inc., Trans Union, LLC, and TransUnion

The Consumer Financial Protection Bureau (Bureau) has reviewed the marketing practices of TransUnion Interactive, Inc. (TUI), Trans Union, LLC (TULLC), and TransUnion (TU) (collectively Respondents, as defined below) and has identified the following law violations: (1) Respondents deceptively market credit scores to consumers by falsely representing, in violation of the Consumer Financial Protection Act of 2010 (CFPA), 12 U.S.C. §§ 5531, 5536, that the scores they market and sell to consumers are the same scores lenders typically use to determine creditworthiness; and (2) Respondents deceptively market credit scores and credit-related products to consumers by falsely representing, in violation of the CFPA, that the scores and products are “free” or “$1”, when, in reality, when a consumer signs up for a “free” or “$1” trial, she is automatically enrolled in a subscription program for which she is charged a recurring monthly fee unless she cancels. Under Sections 1053 and 1055 of the Consumer Financial Protection Act of 2010 (CFPA), 12 U.S.C. §§ 5563, 5565, the Bureau issues this Consent Order (Consent Order).

I
Jurisdiction

1.	The Bureau has jurisdiction over this matter under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 and 5565.
II
Stipulation

2.
Respondents have executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated December 22, 2016 (Stipulation), which is incorporated by reference and is accepted by the Bureau. By this Stipulation, Respondents have consented to the issuance of this Consent Order by the Bureau under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 and 5565, without admitting or denying the findings of fact or conclusions of law, except that Respondents admit the facts necessary to establish the Bureau’s jurisdiction over Respondents and the subject matter of this action.

III
Definitions

3.	The following definitions apply to this Consent Order:

a.
“Affected Consumers” are the approximately 700,000 consumers identified by the Bureau and Respondents who were enrolled in the TUCM Product through a Negative Option offer during the Relevant Period, and then cancelled their subscriptions within two billing cycles of enrollment without receiving a refund of fees paid.

b.	“Board” means TU’s duly-elected and acting Board of Directors.

c.
“Clearly and prominently” means “clearly and conspicuously” such that the required disclosure is difficult to miss (i.e., easily noticeable) and easily understandable by ordinary consumers, including in all the following ways:

i.	In textual communications (e.g., printed publications or words displayed on the screen of an electronic device for which the communication was designed), the disclosure must be of a type size and location sufficiently noticeable for an ordinary consumer to read and comprehend, in print that contrasts with the background on which it appears;

ii.
In communications disseminated orally or through audible means (e.g., radio or streaming audio), the disclosure must be delivered in a volume, speed, and cadence sufficient for an ordinary consumer to hear and comprehend it;

iii.
In communications disseminated through video means (e.g., television or streaming video), the disclosure must be in writing in a form consistent with subsection (i), and must appear on the screen for a duration sufficient for an ordinary consumer to read and comprehend it;

iv.
In communications made through interactive media such as the internet, online services, and software, the disclosure must be unavoidable and presented in a form consistent with subsection (i); a disclosure is not Clear and Conspicuous if a consumer must take any action, such as clicking on a hyperlink or hovering over an icon, to see it;

v.	In communications that contain both audio and visual portions, the disclosure must be presented simultaneously in both the audio and visual portions of the communication;

vi.
In all instances, the disclosure must be presented before the consumer incurs any financial obligation, and use diction and syntax that is understandable to a reasonable consumer in each language in which the representation that requires the disclosure appears; and

vii.	The disclosure must not be contradicted or mitigated by, or inconsistent with, anything else in the communication with the consumer.

d.	“Consumer Reporting Agency” or “CRA” means a “consumer reporting agency,” as that term is defined in section 603(f) of the FCRA, 15 U.S.C. § 1681a(f).

e.	“Consumer Reports” means a “consumer report,” as that term is defined in section 603(d) of the FCRA, 15 U.S.C. § 1681a(d).

f.
“Credit-Related Products” means any product or service Respondents offer for sale directly to consumers, including but not limited to the TUCM Product, credit scores, credit reports, credit monitoring, or identity theft insurance or protection.

g.	“Consumer Complaint” means any expression of dissatisfaction by a consumer regarding Credit-Related Products.

h.	“Effective Date” means the date on which the Consent Order is issued.

i.	“Enforcement Director” means the Assistant Director of the Office of Enforcement for the Consumer Financial Protection Bureau, or his/her delegate.

j.
“Negative Option” means a category of commercial transactions in which a seller markets an offer for a trial period and the seller then interprets a customer’s failure to take an affirmative action, either to reject an offer or cancel an agreement, as assent or continuing assent to be charged for goods or services.

k.	“Assistant Deputy for Consumer Reporting” means the Assistant Deputy for Consumer Reporting for the Office of Supervision for the Consumer Financial Protection Bureau, or his/her delegate.

l.
“Related Consumer Action” means a private action by or on behalf of one or more consumers or an enforcement action by another governmental agency brought against Respondents based on substantially the same facts as described in Section IV of this Consent Order.

m.	“Relevant Period” includes the period from July 21, 2011 until the Effective Date.

n.	“Respondents” means TransUnion Interactive, Inc., TransUnion, LLC, TransUnion, and their successors and assigns.

o.
“TransUnion Credit Monitoring Product” or “TUCM Product” means the TransUnion Credit Monitoring bundled product that includes, among other things, a VantageScore credit score, credit report, and monthly subscription-based credit monitoring product, which was offered by TUI during the Relevant Period on a “free” or “$1” trial basis.

IV
Bureau Findings and Conclusions

The Bureau finds the following:

4.
TransUnion Interactive, Inc. (TUI), headquartered in Chicago, Illinois, is a wholly-owned subsidiary of TransUnion, LLC (TULLC), a limited liability company and Delaware corporation. TransUnion (TU) is a non-operating holding company that is the ultimate parent company of TUI and TULLC.

5.	TUI, TULLC, and TU are each a “covered person” as that term is defined by the CFPA, 12 U.S.C. § 5481(6).

6.	TULLC is a Consumer Reporting Agency and compiles and maintains financial, consumer, and commercial data across the nation and worldwide.

7.
TULLC uses credit information it has collected in consumer credit files to generate Consumer Reports. TULLC markets, sells, and provides Consumer Reports to commercial users, such as lenders, insurance companies, and potential employers.

8.
TUI generates, markets, and sells Credit-Related Products, such as credit scores, credit reports, and credit monitoring, directly to consumers using credit information from Consumer Reporting Agencies.

9.
During the Relevant Period, TUI has marketed and sold Credit-Related Products -including the TUCM Product - to consumers in various combinations. Consumers can purchase these products from TUI through a one-time transaction or through a subscription where the consumer pays a monthly fee to have continuous access to the product for as long as the consumer is enrolled in the subscription.

10.
During the Relevant Period, TUI has marketed and sold Credit-Related Products to consumers through a variety of online channels. This includes banner and display advertisements that appear on TU’s main website (TransUnion.com) and on popular websites such as auto.com, bankrate.com, Google, and Amazon; direct emails to certain consumers; and advertisements on TUI’s marketing affiliate websites.

Findings and Conclusions as to Misrepresentations
Relating to Credit Scores

11.
Credit scores are, among other things, numerical summaries designed to predict consumer payment behavior on a wide range of credit products. Many lenders and other commercial users rely, in part, on consumers’ credit scores when deciding whether to extend credit to a consumer.

12.
No single credit score or credit score model serves as the primary credit score for the marketplace. Lenders use a variety of credit scores, which vary by score provider, scoring model, and target industry.

13.	CRAs like TULLC, and other companies, apply various analytical scoring models to the information in consumer credit files to produce the credit scores that lenders and commercial users rely upon.

14.
Respondents generate a credit score based on a scoring model that is different from the credit score models most often used by lenders. It is based on a model from VantageScore Solutions, LLC, which has offered three versions of its score since 2011. Respondents refer to this score as the TransUnion VantageScore.

15.	TULLC has marketed the TransUnion VantageScore to lenders and other commercial users. The vast majority of credit decisions made by lenders, however, are not based on VantageScore credit scores.

16.	In addition to selling credit scores to lenders and other commercial users, the TransUnion VantageScore credit scores are marketed and sold to consumers as a part of its TUCM Product bundle.

17.
Some of the online advertisements for the TUCM Product represent to consumers that the VantageScore consumers are purchasing is the same score used by lenders or other commercial users to determine creditworthiness. In reality, the credit score model used by any individual lender or other commercial user is highly unlikely to be the TransUnion VantageScore.

18.
For example, one such advertisement stated, “Make sure you know your Credit Score when looking for a car. Lenders typically will check your credit before buying and financing a car.” Another advertisement stated, “Make sure you know your Credit Score when looking for an apartment. Landlords may check your credit.”

19.	These advertisements implicitly represent that the VantageScore credit score that Respondents offer is the same score that “lenders” or “landlords” typically use to determine creditworthiness.

20.
Consumers who click on these advertisements are directed to landing pages, which usually contain additional claims, such as “With a good credit score, you may pay less with lower interest rates on mortgages, auto loans and credit cards.”

21.
Consumers are then directed through a series of enrollment pages where they enter personal information, including their credit card numbers, to obtain the TUCM Product, which includes the VantageScore credit score bundled with a subscription -based credit monitoring service and a credit report.

22.	There is no way for Respondents or a consumer to know which credit score model or particular credit score a lender may rely upon when making a credit decision related to that consumer.

23.	In many cases, there are significant and meaningful differences between the VantageScore credit scores marketed and sold to consumers and the variety of credit scores used by lenders.

24.
As a result, the scores marketed and sold to consumers often present an inaccurate picture of how lenders, the vast majority of which use other scores and data providers, assess consumer creditworthiness.

25.
In some instances, the advertisements contain disclosures, but they fail to adequately disclose that the VantageScore credit scores they are selling to consumers are not the scores lenders typically use.

26.
A significant number of the advertisements fail to include on the first web page viewed by consumers any disclosures about the nature of the credit scores it offers. Rather, the first time any disclosure appears is on the landing page, which the consumer accesses by clicking on a link in the initial advertisement.

27.
The disclosure, however, is not clear and conspicuous or easy to understand. Rather, the disclosure, which states “Lenders use many different credit scoring models. The score you get from us may not be the one your lender uses[,]” is typically buried at the bottom of the advertisement in fine print, far removed from the claims the disclosure was intended to modify; or depending on the advertising channel through which the consumers accesses the TUCM Product, does not appear until the first or second step of the order pages.

28.	Section 1036(a)(1)(B) of the CFPA prohibits “unfair, deceptive, or abusive” acts or practices. 12 U.S.C. § 5536(a)(1)(B).

29.
As described in Paragraphs 4 through 27, in connection with the advertising, marketing, promoting, offering for sale, or sale of the TUCM Product, Respondents have represented, directly or indirectly, expressly or impliedly, that the credit scores they market and sell to consumers are the same scores typically used by lenders or other commercial users for credit decisions.

30.	In fact, the credit scores Respondents market and sell to consumers are not the same scores typically used by lenders or other commercial users for credit decisions.

31.
Thus, Respondents’ representations, as described in Paragraphs 4 through 27, are false or misleading and constitute deceptive acts or practices in violation of sections 1031(a) and 1036(a)(1)(B) of the CFPA, 12 U.S.C. §§ 5531(a), 5536(a)(1)(B).

Findings and Conclusions as to Misrepresentations Related to the
“Free” or “$1” TUCM Product

32.	During the Relevant Period the vast majority of the online advertisements also misrepresented to consumers that they could have access to “free” credit scores and “$1” credit reports.

33.	The advertisements routinely stated: “You’re Seconds Away From Your FREE Credit Score”; “See your FREE credit score”; and “Free Credit Score and $1 Report.”

34.
In fact, these promotions included a Negative Option billing structure: Consumers who signed up for the TUCM Product to obtain their “free” scores and “free” or “$1” reports received a bundled product that included a seven-day free trial of a credit monitoring service. After that seven-day period, consumers who did not cancel their subscription were automatically enrolled in the monthly subscription-based credit monitoring service that usually cost $16.99 per month. TUI charged each consumer this recurring membership fee automatically each month until the consumer cancelled.

35.	TUI’s advertisements offering “free” or “$1” TUCM Products failed to adequately disclose the Negative Option feature of the product.

36.
The disclosure in the advertisements was neither clear nor conspicuous. In contrast to the bold, colorful headlines that touted the free scores and products, the disclosure was often displayed in fine print, in low contrast, and was generally placed in a less prominent location, such as the bottom of the webpage, grouped with other disclosures.

37.
In some instances, consumers did not know they had been automatically enrolled in a Negative Option subscription plan for the TUCM Product until they discovered a charge - usually of $16.99 per month - on their bank or credit card statement.

38.
Section 1036(a)(1)(B) of the CFPA prohibits “unfair, deceptive, or abusive” acts or practices. 12 U.S.C. § 5536(a)(1)(B). As described in Paragraphs 32 through 37, in connection with the advertising, marketing, promotion, offering for sale, or sale of the TUCM Product, Respondents have represented, directly or indirectly, expressly or impliedly, that consumers could obtain their credit score or credit report for free or for a $1 fee.

39.
In fact, many consumers do not receive their credit score or credit report for free or for a $1 fee. Instead, Respondents’ offer, which is described in a disclosure that is neither clear nor conspicuous, is a Negative Option whereby consumers enroll in a subscription plan that involves a monthly fee unless they cancel during the trial period. Therefore, Respondents engaged in deceptive acts or practices in violation of sections 1031(a) and 1036(a)(1)(B) of the CFPA, 12 U.S.C. §§ 5531(a), 5536(a)(1)(B).

ORDER

V
Conduct Provisions
IT IS ORDERED, under sections 1053 and 1055 of the CFPA, that:

40.
Respondents, their officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, may not violate sections 1031 and 1036 of the CFPA, 12 U.S.C. §§ 5531 and 5536 as follows, and must take the following affirmative actions:

a.
Respondents, their officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, in connection with the advertising, marketing, promotion, offering for sale, sale, or performance of Credit-Related Products, may not misrepresent, or assist others in misrepresenting, expressly or impliedly:

i.
Any material fact about the cost or price of a Credit-Related Product, including that the product or service is free, discounted, a gift, a sample, a trial, a bonus, without cost or obligation, or words of similar import, denoting or implying the absence of an obligation on the part of the consumer to affirmatively act in order to avoid charges;

ii.
Any material fact about the timing or manner of any charge or bill, including the frequency or recurrence of any charge or bill, the purpose for which a consumer’s credit card or payment information will be used, the length of subscription, if applicable, the date(s) upon which the consumer will be charged or billed, and the deadline (by date or frequency) by which the consumer must act in order to stop any charges; or

iii.
Any other fact material to consumers, such as any material restrictions, limitations, or conditions of the product or service, or any material aspect of its performance, efficacy, nature, or central characteristics.

b.
Respondents, their officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, in connection with the advertising, marketing, promotion, offering for sale, sale, or performance of any Credit-Related Product:

i.	Before enrolling any consumer in a Credit-Related Product with a Negative Option feature, Respondents must obtain the express informed consent from the consumer, which consists of:

1.
For all Internet offers: a check box on the final order page that consumers must affirmatively check to select the Negative Option feature (i.e., it cannot be pre-checked), and which clearly and conspicuously states that the consumer agrees to be billed for the product unless the consumer cancels before the trial period expires;

2.
Immediately adjacent to the affirmative selection checkbox, Respondents must clearly and conspicuously disclose: (i) if applicable, the amount the consumer will be charged on a recurring (e.g., monthly) basis if the product or service is not cancelled before the expiration of the trial period; and (ii) the date when the trial period expires and the amount the consumer will be billed; and

3.	The disclosure must not contain any information related to the benefits of the product.

ii.
Within a reasonable time period after the Effective Date as set forth in the Compliance Plan, must provide a simple mechanism for a consumer to immediately cancel the purchase of any Credit-Related Product, and stop billing and collecting payments for any recurring charge for any good or service. The mechanism must not be difficult, costly, confusing, or time consuming, and must, at a minimum, be substantially similar to the mechanism(s) the consumer used to initiate the purchase of any Credit-Related Product;

iii.
For all oral offers for a Credit-Related Product, in addition to disclosing the information identified in Subsections (a)(i)-(iii), and prior to obtaining any billing information from a consumer, obtain affirmative and unambiguous oral confirmation that the consumer:

1.	Consents to authorizing payment for such goods or services; and

2.	Understands the specific steps the consumer must take to prevent further charges.

c.
Respondents, their officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, in connection with the advertising, marketing, promotion, offering for sale, sale, or performance of Credit-Related Products, including through textual, oral or audible communications, or communications disseminated through audible means or interactive media including, but not limited to, internet advertisement, must take the following actions when offering or providing a VantageScore credit score to consumers:

i.	Clearly and prominently disclose the nature of the credit score offered in each communication containing the offer and, for internet offers, on at least one page of the order process.

ii.	Ensure that the disclosure clearly and prominently discloses or substantially states the following:

1.	Like other credit scores offered to consumers, the credit score Respondent is selling is not likely to be the same score used by lenders or other commercial users for credit decisions; and

2.	There are various types of credit scores, and lenders use a variety of different types of credit scores to make lending decisions;

iii.	For written communications, including for internet offers, ensure that the disclosure contains a label in font size double that of the disclosure that says: “What You Need to Know.”

d.	Respondents, their officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, must take the following actions:

i.
Further develop and implement comprehensive policies and procedures for improving communication with consumers regarding Credit-Related Products, including, but not limited to, communications about the nature of the credit score, pricing structure, , and any other material terms, including:

1.
Regularly collecting, reviewing, and assessing key performance metrics, such as Consumer Complaints (both those it receives directly as well as those it receives through other channels such as the CFPB and State Attorneys General Offices, among other complaint avenues) and cancellation rates, for evidence of consumer confusion regarding the products and services it offers to consumers;

2.
Regularly collecting, reviewing, and assessing empirical data regarding consumer perceptions of Respondents’ advertising with regard to the nature of the credit score, the pricing structure, the effective cost of the product or service, and any other material terms; and

3.
Regularly reviewing and assessing advertisements to determine what modifications, if any, need to be made to the advertisements to improve consumer understanding of Credit-Related Products in light of empirical evidence.

VI
Compliance Plan

IT IS FURTHER ORDERED that:

41.
Within 90 days of the Effective Date, Respondents must submit to the Assistant Deputy for Consumer Reporting for review and determination of non-objection a comprehensive compliance plan designed to ensure that Respondents’ advertising practices comply with all applicable Federal consumer financial laws and the terms of this Consent Order (Compliance Plan). The Compliance Plan must include, at a minimum:

a.	Detailed steps for addressing each action required by Section V of this Consent Order; and

b.	Specific timeframes and deadlines for implementation of the steps described above.

42.
The Assistant Deputy for Consumer Reporting will have the discretion to make a determination of non-objection to the Compliance Plan or direct Respondents to revise it. If the Assistant Deputy for Consumer Reporting directs Respondents to revise the Compliance Plan, the Respondents must make the revisions and resubmit the Compliance Plan to the Assistant Deputy for Consumer Reporting within 30 days.

43.
After receiving notification that the Assistant Deputy for Consumer Reporting has made a determination of non-objection to the Compliance Plan, Respondents must implement and adhere to the steps, recommendations, deadlines, and timeframes outlined in the Compliance Plan.

VII
Role of the Board

IT IS FURTHER ORDERED that:

44.
The Board, or a duly authorized committee thereof, must review all submissions (including plans, reports, programs, policies, and procedures) required by this Consent Order prior to submission to the Bureau.

45.
Although this Consent Order requires Respondents to submit certain documents for the review or non-objection by the Assistant Deputy for Consumer Reporting, the Board will have the ultimate responsibility for proper and sound management of Respondents and for ensuring that Respondents comply with Federal consumer financial law and this Consent Order.

46.	In each instance that this Consent Order requires the Board to ensure adherence to, or perform certain obligations of Respondents, the Board, or a duly authorized committee thereof, must:

a.	Authorize whatever actions are necessary for Respondents to fully comply with the Consent Order;

b.	Require timely reporting by management to the Board, or a duly authorized committee thereof, on the status of compliance obligations; and

c.	Require timely and appropriate corrective action to remedy any material non-compliance with any failures to comply with Board directives related to this Section.

VIII
Order to Pay Redress
IT IS FURTHER ORDERED that:

47.	Within 10 days of the Effective Date, Respondents must reserve or deposit into a segregated deposit account $13,930,000 for the purpose of providing redress to Affected Consumers.

48.
Within 90 days of the Effective Date, Respondents must submit to the Assistant Deputy for Consumer Reporting for review and non-objection a comprehensive written plan for providing redress consistent with this Consent Order (Redress Plan). The Assistant Deputy for Consumer Reporting will have the discretion to make a determination of non-objection to the Redress Plan or direct Respondents to revise it. If the Assistant Deputy for Consumer Reporting directs Respondents to revise the Redress Plan, Respondents must make the revisions and resubmit the Redress Plan to the Assistant Deputy for Consumer Reporting within 30 days. After receiving notification that the Assistant Deputy for Consumer Reporting has made a determination of non-objection to the Redress Plan, Respondents must implement and adhere to the steps, recommendations, deadlines, and timeframes outlined in the Redress Plan.

49.	The Redress Plan must:

a.
Include a detailed description of the methodology used to determine the population of Affected Consumers and the appropriate redress for each Affected Consumer, the manner and form in which redress payments will be distributed to Affected Consumers, and procedures to issue and track redress payments; Provide that Respondent shall pay all costs associated with administering redress and remediation as required by this section;

b.
Include the form of the letters (“Notification Letters”) and envelopes to be sent notifying consumers of the redress payments and a description of the process for sending the Notification Letters to consumers. Respondent must not include in any envelope containing a Notification Letter any materials other than the approved letter and redress checks.

c.
Require Respondent to make reasonable attempts to obtain a current address for any consumer whose Notification Letter is returned for any reason, using at least the National Change of Address System, and to promptly re-mail all returned letters to current addresses. If a redress check for any consumer is returned to Respondent after such second mailing, or if a current mailing address cannot be identified using the National Change of Address System, Respondents must retain the redress amount of such consumer for a period of one hundred and eighty (180) days from the date the check was originally mailed, during which period such amount may be claimed by such consumer upon appropriate proof of identity.

d.
Require Respondents to submit a Redress Plan Report to the Assistant Deputy for Consumer Reporting with 90 days of completion of the Redress Plan. The Redress Plan Report must include an audit and assessment of Respondents’ compliance with the terms of the Redress Plan.

50.
After completing the Redress Plan, if the amount of the redress provided to Affected Consumers is less than $13,930,000 within 30 days of the completion of the Redress Plan, Respondents must pay the Bureau, by wire transfer to the Bureau or to the Bureau’s agent, and according to the Bureau’s wiring instructions, the difference between the amount of redress provided to Affected Consumers and $13,930,000, so that such funds may be distributed to the U.S. Treasury as disgorgement.

51.	Respondents may not condition the provision of any redress to any Affected Consumer under this Order on that Affected Consumer waiving any right.

IX
Order to Pay Civil Money Penalties

IT IS FURTHER ORDERED that:

52.
Under section 1055(c) of the CFPA, 12 U.S.C. § 5565(c), by reason of the violations of law described in Section IV of this Consent Order, and taking into account the factors in 12 U.S.C. § 5565(c)(3), Respondents must pay a civil money penalty of $3,000,000 to the Bureau.

53.	Within 10 days of the Effective Date, Respondents must pay the civil money penalty by wire transfer to the Bureau or to the Bureau’s agent in compliance with the Bureau’s wiring instructions.

54.	The civil money penalty paid under this Consent Order will be deposited in the Civil Penalty Fund of the Bureau as required by section 1017(d) of the CFPA, 12 U.S.C. § 5497(d).

55.
Respondents must treat the civil money penalty paid under this Consent Order as a penalty paid to the government for all purposes. Regardless of how the Bureau ultimately uses those funds, Respondents may not:

a.	Claim, assert, or apply for a tax deduction, tax credit, or any other tax benefit for any civil money penalty paid under this Consent Order; or

b.
Seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made under any insurance policy, with regard to any civil money penalty paid under this Consent Order.

56.
To preserve the deterrent effect of the civil money penalty in any Related Consumer Action, Respondents may not argue that Respondents are entitled to, nor may Respondents benefit by, any offset or reduction of any compensatory monetary remedies imposed in the Related Consumer Action because of the civil money penalty paid in this action (Penalty Offset). If the court in any Related Consumer Action grants such a Penalty Offset, Respondents must, within 30 days after entry of a final order granting the Penalty Offset, notify the Bureau, and pay the amount of the Penalty Offset to the U.S. Treasury. Such a payment will not be considered an additional civil money penalty and will not change the amount of the civil money penalty imposed in this action.

X
Additional Monetary Provisions

IT IS FURTHER ORDERED that:

57.
In the event of any default on Respondents obligations to make payment under this Consent Order, interest, computed under 28 U.S.C. § 1961, as amended, will accrue on any outstanding amounts not paid from the date of default to the date of payment, and will immediately become due and payable.

58.	Respondents must relinquish all dominion, control, and title to the funds paid to the fullest extent permitted by law and no part of the funds may be returned to Respondents.

59.
Under 31 U.S.C. § 7701, Respondents, unless they already have done so, must furnish to the Bureau its taxpayer identifying numbers, which may be used for purposes of collecting and reporting on any delinquent amount arising out of this Consent Order.

60.
Within 30 days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Respondents must notify the Assistant Deputy for Consumer Reporting of the final judgment, consent order, or settlement in writing. That notification must indicate the amount of redress, if any, that Respondents paid or are required to pay to consumers and describe the consumers or classes of consumers to whom that redress has been or will be paid.

XI
Reporting Requirements

IT IS FURTHER ORDERED that:

61.
Respondents must notify the Bureau of any development that may affect compliance obligations arising under this Consent Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the filing of any bankruptcy or insolvency proceeding by or against Respondents; or a change in

Respondents name or address. Respondents must provide this notice, if practicable, at least 30 days before the development, but in any case no later than 14 days after the development.

62.
Within 7 days of the Effective Date, Respondents must designate at least one telephone number and email, physical, and postal address as points of contact, which the Bureau may use to communicate with Respondents.

63.
Respondents must report any change in the information required to be submitted under Paragraph 61 at least 30 days before the change or as soon as practicable after the learning about the change, whichever is sooner.

64.
Within 120 days of the Effective Date, and again one year after the Effective Date, Respondents must submit to the Assistant Deputy for Consumer Reporting an accurate written compliance progress report (Compliance Report) that has been approved by the Board or duly authorized committee thereof, which, at a minimum:

a.	Describes in detail the manner and form in which Respondents have complied with this Order; and

b.	Attaches a copy of each Order Acknowledgment obtained under Section XII, unless previously submitted to the Bureau.

XII
Order Distribution and Acknowledgment

IT IS FURTHER ORDERED that:

65.
Within 30 days of the Effective Date, Respondents must deliver a copy of this Consent Order to each of their board members and executive officers, as well as to any managers, employees, affiliates, service providers, or other agents and representatives who have responsibilities related to the subject matter of the Consent Order.

66.
For five years from the Effective Date, Respondents must deliver a copy of this Consent Order to any business entity resulting from any change in structure referred to in Section XI, any future board members and executive officers, as well as to any managers, employees, affiliates, service providers, or other agents and representatives who will have responsibilities related to the subject matter of the Consent Order before they assume their responsibilities.

67.
Respondents must secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, ensuring that any electronic signatures comply with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within 30 days of delivery, from all persons receiving a copy of this Consent Order under this Section.

XIII
Recordkeeping

IT IS FURTHER ORDERED that:

68.	Respondents must create, or if already created, must retain for at least five years from the Effective Date, the following business records:

a.	All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including all submissions to the Bureau.

b.	All documents and records pertaining to the Redress Plan, described in Section VIII above.

c.
Copies of all internet (website), direct email, and print advertisements, sufficient to demonstrate the experience of consumers on each materially different version of each advertisement, including all order flow pages on which Respondents, whether acting directly or indirectly, advertise, promote, market, offer for sale, sell, or provide Credit Related Products, and any other marketing material, including, but not limited to, sales scripts and training materials relating to the Credit-Related Products, including any such materials used by a third party or affiliate on behalf of Respondents;

d.
For each internet (website), direct email, print advertisement, or other marketing material relating to Credit-Related Products: A record of the date(s) and locations or placements where the advertisement is publicly accessible to the extent that information is available; the number, type, and cost of all Credit-Related Products purchased through the advertisement; and any and all modifications made to the advertisement, including to any disclosure(s) on the advertisement;

e.	A record of all consumer perception assessments or testing and all documents created pursuant to the requirements of Section VI; and

f.
For each internet (website) advertisement, the number of visits to, unique visitors, impressions of, and clicks on the advertisement and any associated landing and flow page(s), to the extent that information is available; and the number of conversions, purchases of a Credit-Related Product, and consumers acquired through the advertisement.

g.
For each individual Affected Consumer: the consumer’s name, address, phone number, email address, amount paid, description of the Credit-Related Product purchased, the date on which the Credit-Related Product was purchased, and, if applicable, the date and reason consumer left the program.

h.	For each Credit-Related Product, accounting records showing the gross and net revenues generated by the Credit-Related Product.

i.
All Consumer Complaints and refund requests (whether received directly or indirectly, such as through a third party) relating to any Credit-Related Product, and any responses to those complaints or requests.

j.	Respondents must make the documents identified in Paragraph 68 available to the Bureau upon the Bureau’s request.
Respondents will retain telephonic communications with consumers in accordance with its standard document retention policy, as set forth in the Compliance Plan.

XIV
Notices

IT IS FURTHER ORDERED that:

69.	Unless otherwise directed in writing by the Bureau, Respondents must provide all submissions, requests, communications, or other documents relating to this Consent Order in writing, with the subject line, “In re TransUnion Interactive, Inc.; Trans Union, LLC, and; TransUnion, File No. 2017-CFPB-0002,” and send them either:

a.	By overnight courier (not the U.S. Postal Service), as follows:
Assistant Deputy for Consumer Reporting
Consumer Financial Protection Bureau
230 South Dearborn Street
Suite 1590
Chicago, IL 60604

b.	By first-class mail to the below address and contemporaneously by email to Enforcement_Compliance@cfpb.gov:

Assistant Deputy for Consumer Reporting
Consumer Financial Protection Bureau
230 South Dearborn Street
Suite 1590
Chicago, IL 60604

XV
Cooperation with the Bureau

70.
Respondents must cooperate fully to help the Bureau determine the identity and location of each Affected Consumer. Respondents must provide such information in their or their agents’ possession or control within 30 days of receiving a written request from the Bureau.

XVI
Compliance Monitoring

IT IS FURTHER ORDERED that, to monitor Respondents’ compliance with this Consent Order:

71.
Within 30 days of receipt of a written request from the Bureau, Respondents must submit additional Compliance Reports or other requested information, which must be made under penalty of perjury; provide sworn testimony; or produce documents.

72.
Respondents must permit Bureau representatives to interview any employee or other person affiliated with Respondents who has agreed to such an interview. The person interviewed may have counsel present.

73.	Nothing in this Consent Order will limit the Bureau’s lawful use of civil investigative demands under 12 C.F.R. § 1080.6 or other compulsory process.

XVII
Modifications to Non-Material Requirements

IT IS FURTHER ORDERED that:

74.
Respondents may seek a modification to non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) by submitting a written request to the Assistant Deputy for Consumer Reporting.

75.
The Assistant Deputy for Consumer Reporting may, in his/her discretion, modify any non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) if he/she determines good cause justifies the modification. Any such modification by the Assistant Deputy for Consumer Reporting must be in writing.

XVIII
Administrative Provisions

76.
The provisions of this Consent Order do not bar, estop, or otherwise prevent the Bureau, or any other governmental agency, from taking any other action against Respondents, except as described in Paragraph 77.

77.
The Bureau releases and discharges Respondents from all potential liability for law violations that the Bureau has or might have asserted based on the practices described in Section IV of this Consent Order, to the extent such practices occurred before the Effective Date and the Bureau knows about them as of the Effective Date. The Bureau may use the practices described in this Consent Order in future enforcement actions against Respondents and their affiliates, including, without limitation, to establish a pattern or practice of violations or the continuation of a pattern or practice of violations or to calculate the amount of any penalty. This release does not preclude or affect any right of the Bureau to determine and ensure compliance with the Consent Order, or to seek penalties for any violations of the Consent Order.

78.
This Consent Order is intended to be, and will be construed as, a final Consent Order issued under section 1053 of the CFPA, 12 U.S.C. § 5563, and expressly does not form, and may not be construed to form, a contract binding the Bureau or the United States.

79.
This Consent Order will terminate five years from the Effective Date or five years from the most recent date that the Bureau initiates an action alleging any violation of the Consent Order by Respondents. If such action is dismissed or the relevant adjudicative body rules that Respondents did not violate any provision of the Consent Order, and the dismissal or ruling is either not appealed or upheld on appeal, then the Consent Order will terminate as though the action had never been filed. The Consent Order will remain effective and enforceable until such time, except to the extent that any provisions of this Consent Order have been amended, suspended, waived, or terminated in writing by the Bureau or its designated agent.

80.	Calculation of time limitations will run from the Effective Date and be based on calendar days, unless otherwise noted.

81.
Should Respondents seek to transfer or assign all or part of its operations that are subject to this Consent Order, Respondents must, as a condition of sale, obtain the written agreement of the transferee or assignee to comply with all applicable provisions of this Consent Order.

82.
The provisions of this Consent Order will be enforceable by the Bureau. For any violation of this Consent Order, the Bureau may impose the maximum amount of civil money penalties allowed under section 1055(c) of the CFPA, 12 U.S.C. § 5565(c). In connection with any attempt by the Bureau to enforce this Consent Order in federal district court, the Bureau may serve Respondents wherever Respondents may be found and Respondents may not contest that court’s personal jurisdiction over Respondents.

83.
This Consent Order and the accompanying Stipulation contain the complete agreement between the parties. The parties have made no promises, representations, or warranties other than what is contained in this Consent Order and the accompanying Stipulation. This Consent Order and the accompanying Stipulation supersede any prior oral or written communications, discussions, or understandings.

84.
When a consumer is offered or provided a Credit-Related Product pursuant to the Fair Credit Reporting Act (FCRA), 15 U.S.C. § 1681g or a state law regarding credit file security freezes, Respondents will follow any applicable requirements mandated by those laws in lieu of the requirements of Sections V and Section XIII of this Consent Order.

85.	Nothing in this Consent Order or the accompanying Stipulation may be construed as allowing Respondents, their Boards, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED, this 3rd day of December, 2017.

/s/Richard Cordray
Richard Cordray
Director
Consumer Financial Protection Bureau

UNITED STATES OF AMERICA
CONSUMER FINANCIAL PROTECTION BUREAU

File No. 2017-CFPB-0002

STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER
In the matter of:

TransUnion Interactive, Inc., TransUnion, LLC, and TransUnion

The Consumer Financial Protection Bureau (Bureau) intends to initiate an administrative proceeding against TransUnion Interactive, Inc. (TUI), TransUnion, LLC (TULLC), and TransUnion (collectively, Respondents), under 12 U.S.C. §§ 5563 and 5565, for their deceptive and misleading advertisements for Credit-Related Products in violation of the Consumer Financial Protection Act’s (CFPA) prohibition on unfair, deceptive, or abusive acts or practices, 12 U.S.C. §§ 5531, 5536.
Respondents, in the interest of compliance and resolution of the matter, and without admitting or denying any wrongdoing, consent to the issuance of a Consent Order substantially in the form of the one to which this Stipulation and Consent to the Issuance of a Consent Order is attached (Consent Order), and which is incorporated by reference.

In consideration of the above premises, Respondents agree to the following:

Jurisdiction

1.	The Bureau has jurisdiction over this matter under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563, 5565.

Consent

2.
Respondents agree to the issuance of the Consent Order, without admitting or denying any of the findings of fact or conclusions of law, except that Respondents admit the facts necessary to establish the Bureau’s jurisdiction over Respondents and the subject matter of this action.

3.
Respondents agree that the Consent Order will be deemed an “order issued with the consent of the person concerned” under 12 U.S.C. § 5563(b)(4), and agrees that the Order will become a final order, effective upon issuance, and will be fully enforceable by the Bureau under 12 U.S.C. §§ 5563(d)(1) and 5565.

4.	Respondents voluntarily enter into this Stipulation and Consent to the Issuance of a Consent Order.

5.
The Consent Order resolves only Respondents’ potential liability for law violations that the Bureau asserted or might have asserted based on the practices described in Section IV of the Consent Order, to the extent such practices occurred before the Effective Date and the Bureau knows about them as of the Effective Date. Respondents acknowledge that no promise or representation has been made by the Bureau or any employee, agent, or representative of the Bureau, about any liability outside of this action that may have arisen or may arise from the facts underlying this action or immunity from any such liability.

6.
Respondents agree that the facts described in Section IV of the Consent Order will be taken as true and be given collateral estoppel effect, without further proof, in any proceeding before the Bureau to enforce the Consent Order, or in any subsequent civil litigation by the Bureau to enforce the Consent Order or its rights to any payment or monetary judgment under the Consent Order.

7.	The terms and provisions of this Stipulation and the Consent Order will be binding upon, and inure to the benefit of, the parties hereto and their successors in interest.

8.	Respondents agree that the Bureau may present the Consent Order to the Bureau Director for signature and entry without further notice.

Waivers

9.	Respondents, by consenting to this Stipulation, waives:

a.	Any right to service of the Consent Order, and agree that issuance of the Consent Order will constitute notice to the Respondents of its terms and conditions;

b.	Any objection to the jurisdiction of the Bureau, including, without limitation, under section 1053 of the CFPA, 12 U.S.C. § 5563;

c.
The rights to all hearings under the statutory provisions under which the proceeding is to be or has been instituted; the filing of proposed findings of fact and conclusions of law; proceedings before, and a recommended decision by, a hearing officer; all post-hearing procedures; and any other procedural right available under section 1053 of the CFPA, 12 U.S.C. § 5563, or 12 CFR Part 1081;

d.	The right to seek any administrative or judicial review of the Consent Order;

e.
Any claim for fees, costs or expenses against the Bureau, or any of its agents or employees, and any other governmental entity, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to the Equal Access to Justice Act and the Small Business Regulatory Enforcement Fairness Act of 1996; for these purposes, Respondents agree that Respondents are not the prevailing parties in this action because the parties have reached a good faith settlement;

f.	Any other right to challenge or contest the validity of the Consent Order;

g.
Such provisions of the Bureau’s rules or other requirements of law as may be construed to prevent any Bureau employee from participating in the preparation of, or advising the Director as to, any order, opinion, finding of fact, or conclusion of law to be entered in connection with this Stipulation or the Consent Order; and

h.	Any right to claim bias or prejudgment by the Director based on the consideration of or discussions concerning settlement of all or any part of the proceeding.

TransUnion Interactive, Inc.;
Trans Union, LLC, and;
TransUnion

BY:

/s/ John W. Blenke                                12/22/2016
John W. Blenke                                Date
Executive Vice President

The undersigned director of TransUnion acknowledges having read this Stipulation and the Consent Order, and approves of Respondents entering into this Stipulation.

/s/ James M. Peck                                12/22/2016
James M. Peck                                Date
Director, President and Chief Executive Officer, TransUnion